CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference into the filing on Schedule 14C of KleenAir Systems, Inc. of our report on our audit of the annual financial statements at December 31, 2004 of KleenAir Systems, Inc. dated March 31, 2005 which was in included in the annual filing on Form 10-KSB of KleenAir Systems for the year ended December 31, 2004.

We also hereby consent to the incorporation by reference into the filing on Schedule 14C of KleenAir Systems, Inc. of our report dated December 12, 2005, on our review of the quarterly financial statements for the period ended September 30, 2005 which is included in the quarterly report on Form 10-QSB of KleenAir Systems, Inc. for the quarter then ended.

/s/ ROBERT EARLY & COMPANY, P.C.
Robert Early & Company, P.C.
Abilene, Texas

December 29, 2005